Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-282857

Dated October 29, 2024 (To Preliminary Prospectus dated October 28, 2024)

This free writing prospectus relates to the proposed rights offering of non-transferable subscription rights to purchase up to 35,000,000 units, each unit consisting of one share of common stock, one series A common stock purchase right, one series B common stock purchase right and one series C common stock purchase right by FlexShopper, Inc. (the “Company”) which are being registered on a Registration Statement on Form S-1, as amended (File No. 333-282857) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated October 28, 2024 included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1397047/000121390024091236/ea0217572-01.htm

The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Moody Capital Solutions, Inc., 2458 Dunkerrin Lane, Atlanta, GA 30360 by emailing info@moodycapital.com.

# FlexShopper®

*A whole new way to shop*

**Investor Presentation**

**October 2024**

FlexShopper
Store Pickup
Back 2 School
Computers & Tablets
Get Approved and
Make Weekly Payments
Unlock up to a $5000
Spending Limit
Apply Now ▸
Shop Gaming ▸
Furniture Deals ▸
Back to School ▸
FlexShopper: A Whole
New Way to Shop
DEALS OF THE DAY

## FlexShopper (Nasdaq: FPAY)

Our next-generation digital payments marketplace provides financing options to any consumer - online through our website and at our retail partners.

# Safe Harbor Statement & Use of Non-GAAP Information

## Forward-Looking Statements

This presentation includes forward looking statements that are made pursuant to the "safe harbor" provisions of the private securities litigation reform act of 1995. Forward looking statements reflect our current views with respect to future events and involve inherent risks and uncertainties which could cause actual results to differ materially from our historical experience and present expectations or projections as a result of various factors, including those risks and uncertainties described in the risk factors of the prospectus included in our registration statement on Form S-1 (No. 333-282857) and the Company's most recently filed annual report on form 10-K and subsequently filed quarterly reports on form 10-Q, each filed with the Securities and Exchange Commission. One can find many (but not all) of these statements by looking for terms such as "believe," "expect," "hope," "project," "may," "should," "would," "could," "seek," "intend," "plan," "estimate," and similar terms. All statements other than statements of historical facts included in this presentation, including statements regarding our proposed rights offering and the pro forma economic benefit of the offering, are forward looking statements.

We urge you to consider those risks and uncertainties in evaluating our forward looking statements. We caution readers not to place undue reliance upon any such forward looking statements, which represent our estimates and assumptions only as of the date hereof. Except as required by law, we undertake no obligation to update any forward looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We anticipate that subsequent events and developments will cause our views to change.

In this presentation, we refer to information regarding potential markets and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

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# Rights Offering Rationale – Primary Use of Proceeds

**Every $25M in Net Proceeds Raised Increases Net Income by ~$4.5M**

**1**

- Exercise purchase agreement for 91% of Series 2 Preferred Shares at a 50%+ discount to liquidation preference
- 10% PIK dividend instrument retired at 20%+ effective cost of capital. $23M+ of capital structure improvement accreting to common shareholders

**2**

- Repay outstanding credit facility borrowings
- 15% interest notes retired accretively with proceeds from offering

***The Higher the Net Proceeds and the Higher the Unit Offering Price, the More Accretive the Transaction***

Note: Net income and decrease in interest and dividend calculations on page 9

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# What is a Rights Offering

**A Rights Offering Is Often Considered the "Fairest" Path to Shareholders for a Company to Raise Capital Because Only Shareholders Are Able to Participate**

Overview of a Rights Offering

- An issuer grants "rights" to current shareholders pursuant to an effective registration statement filed with the SEC that grans shareholders with the opportunity by the obligation to purchase securities of the company
- The rights enable shareholders to purchase additional shares of common stock at a fixed price in proportion to their existing equity percentage interest.
- The offering is made available on a pro rata ownership basis only to record date holders
- Not all current shareholders will exercise their basic subscription right; therefore, this right enables participating shareholders to purchase part of that unsubscribed portion, in an action called an over-subscription
- Shareholders will receive communications from their brokers or the Company's transfer agent with information on the Rights Offering
- Once the Rights Offering is completed, the Company will distribute shares in a timely manner to shareholders' brokerage accounts

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# Structure of FlexShopper's Transaction

| | |
|---|---|
| Overview | • Shareholders (or common share equivalents holders) will receive two Subscription Rights for units for each share of common stock owned as of the record date. |
| Subscription Right Choices | **Subscription Right Holder Choices are:**<br>• Don't purchase a unit<br>• Exercise your rights, which will entitle you to purchase one unit for each Subscription Right<br>• If exercising your basic subscription rights in full, you are able to purchase additional units for which other rights holders do not subscribe |
| Unit Definition | **Each unit will consist of:**<br>• one share of common stock;<br>• one Series A Right, one Series B Right, one Series C Right |
| Unit Pricing | • Each unit is priced at lower of a TBD initial price or 92.5% of the VWAP of our common stock over the last three trading days prior to the expiration date |

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# Detail on Additional Subscription Rights

| | Expiration | Transaction | Price |
|---|---|---|---|
| **Series A Right** | **30** days following the closing date of the subscription offering | the right is exercisable for one share of common stock | exercise price equal to the higher of<br>1) the Unit Subscription Price or<br>2) 90% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series A Rights, but in any event not to exceed 150% of the Unit Subscription Price. |
| **Series B Right** | **60** days following the closing date of the subscription offering | the right is exercisable for one share of common stock | exercise price equal to the higher of<br>1) the Unit Subscription Price or<br>2) 87.5% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series A Rights, but in any event not to exceed 200% of the Unit Subscription Price. |
| **Series C Right** | **90** days following the closing date of the subscription offering | the right is exercisable for one share of common stock | exercise price equal to the higher of<br>1) the Unit Subscription Price or<br>2) 85% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series A Rights, but in any event not to exceed 250% of the Unit Subscription Price. |

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# Accretion Table

## Impact on Interest and Dividends Assuming A Range of Rights Offering Proceeds

| | | Pro Forma | | | |
|---|---|---|---|---|---|
| | Q2 2024 | $25M Proceeds | $50M Proceeds | $75M Proceeds | $100M Proceeds |
| **Total Interest & Dividends Quarterly** | 6.3M | 5.0M | 4.0M | 3.0M | 2.0M |
| **Total Interest & Dividends Annualized** | 25.2M | 20.0M | 16.0M | 12.0M | 8.0M |
| | **Total Interest & Dividends Annualized Savings** | 5.2M | 9.2M | 13.2M | 17.2M |
| | **Savings as % of Proceeds** | 20.8% | 18.4% | 17.6% | 17.2% |

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# For More Information

| | | | |
|---|---|---|---|
| **FlexShopper's Information Agent:** | MacKenzie Partners, Inc.,<br>(212) 929-5500 (bankers and brokers)<br>(800) 322-2885 (all others)<br>rightsoffer@mackenziepartners.com | | |
| **Dealer Manger for the Rights Offering** | Moody Capital Solutions, Inc.<br>info@moodycapital.com | | |
| **FlexShopper Investor Relations:** | Investor Relations<br>ir@flexshopper.com | - or - | Andrew Berger<br>SM Berger & Company, Inc.<br>Tel: (216) 464-6400<br>andrew@smberger.com |

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